Exhibit 10.b

[CDI Letterhead]

August 26, 2005

Mark A. Kerschner

537 James Street

Morristown, NJ 07960

Dear Mark:

I am pleased to confirm our offer of employment, pending finalization of background and reference checks, as Chief Financial Officer for CDI Corporation, reporting to me. Your first day of employment will be on or before September 22, 2005. Please report to 1717 Arch Street, 35th Floor, Philadelphia, PA.

Your bi-weekly base salary will be $11,923.08. If expressed on an annualized basis, your salary would be equivalent to $310,000.00. Contingent upon Company performance, you will be eligible for a target bonus for calendar year 2005 of 50% of your annual base salary, pro-rated from your date of hire; for 2005 only, the minimum bonus payment will be $30,000.00 assuming you remain employed with the Company throughout 2005. Additionally, you will be eligible to receive 10,000 stock settled stock appreciation rights, 2,500 shares of time vested deferred stock and 5,000 shares of performance contingent deferred stock subject to the terms and conditions of the 2004 Omnibus Stock Plan. The exercise price will be the closing price of CDI’s stock on your start date.

You will be eligible to participate in CDI’s Custom Choice Employee Benefits Program, which is outlined in the benefits information being mailed to you under separate cover. A summary of benefits is included herein. If you do not receive a benefits enrollment packet at your home within three weeks of your hire date, please contact the CDI Benefits Hotline at (800) 763-8050.

In connection with relocation to Philadelphia, you will be entitled to the provisions of the CDI Relocation Policy (included herein). In order to maintain the continuity of your relocation benefit, all real estate contacts must be made through Beth Bolen at FAS Relocation Network. Beth can be reached at 800-522-1052. Van line contracts must be made through CDI-approved vendors.

For each share of CDI Common Stock that you purchase – up to 20,000 shares – within a specified fifteen day period following the start of your employment, the Company will grant you 0.4 shares of time-vested deferred stock which will vest at the rate of 20% per year over five years, so long as you retain all of the shares purchased. If at any time during the five years you sell or transfer any of the 20,000 shares, then the remaining unvested shares of your Deferred Stock will be forfeited. Your ability to sell the shares will be subject to CDI’s ownership and holding requirements.

Please note that CDI Corporation reserves the right to amend or terminate benefits and incentive plans in accordance with the terms of those plans.

You will receive copies of CDI’s core HR policies at the outset of your employment with the Company. At that time, you will be required, as a condition of employment, to certify in writing that you agree to abide by all CDI policies.

In keeping with our “drug free workplace” policy, this offer of employment is contingent upon the successful completion of a urine drug test at a CDI-approved testing facility within 48 hours of your receipt of this letter. You, therefore, should not make any irreversible plans until this contingency is satisfied. Enclosed is the form that you will need to complete the drug test.

Your employment status with CDI will be “employment-at-will,” which means there is no guarantee of employment for any specified period of time and both the employee and/or CDI can terminate the employment relationship at any time, with or without cause. This “employment-at-will” status cannot be changed except in a written employment agreement signed by you and an authorized representative of CDI.

Mark, my staff and I look forward to having you join the CDI team. Please acknowledge your acceptance of this offer in the space provided below and sign the accompanying Employment Agreement documents. Return a copy of each for our records. Also sign and return the blue “Relocation Expense Reimbursement Agreement Appendix I” to commence the relocation process.

Sincerely,

/s/ ROGER H. BALLOU
Roger Ballou

ACCEPTANCE ACKNOWLEDGEMENT

Start Date: On or before September 22, 2005

/s/ MARK A. KERSCHNER	Date 9/4, 2005
Mark A. Kerschner

EMPLOYMENT AGREEMENT

General Information

Employer: CDI Corporation

Employee: Mark A. Kerschner

Employee Address: 537 James Street, Morristown, NJ 07960

Effective Date of Agreement: on or before September 22, 2005

Terms and Conditions

Throughout this Agreement, the Employer will be referred to as “we”, “us” or “our” and the Employee will be referred to as “you” or “your”. The above General Information, these Terms and Conditions, the compensation agreed upon between you and us (which is presumed to be the compensation we pay you), those benefits for which you are eligible under our benefit programs (as they may be modified from time to time) and any schedules or attachments, together make up the Employee’s Employment Agreement (“Agreement”).

1. Services to be Rendered. As our Employee, you agree to use your best efforts to perform those services for us as we may direct and to supervise and direct all personnel employed by us who are under your control. You agree that you will not during the term of this Agreement, directly or indirectly, render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without our prior written consent.

2. Company Policies. You agree to abide by and comply with all of our practices and policies.

3. Confidentiality and Property Rights.

(a) You acknowledge that in the course of your employment by us you will have access to and be exposed to valuable confidential and trade secret information of ours and our customers. You agree, during the term of your employment and forever thereafter, to keep confidential all information and material of ours or our customers (“Confidential Information”) that relates to our or our customers’ business, employees, customers, vendors or other parties we do business with and excluding only information that is or becomes public knowledge through no fault or participation by you or information which we no longer treat as confidential. You agree to keep in strictest confidence and not to disclose, use, copy or make available to others any Confidential Information except as is required in the course of your performing services hereunder or with our prior written permission. Nothing contained in this Section 3(a) shall be construed to restrict your right to discuss your working conditions with others.

(b) All documents, manuals, bids, contracts, financial data, customer lists and information, employee and applicant lists and information, systems for recruitment and sales, equipment, hardware, software, source code, data bases, designs, drawings, plans, data and the like (including all copies thereof), relating to our business or our customers’ business, which you use, prepare or come into contact with, will remain our or our customers’ exclusive property and must be returned to us promptly upon our request or upon termination of your employment with us for any reason.

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(c) You agree that all work product, inventions, innovations, concepts, developments, designs, processes, procedures and improvements (“Inventions”) which are made or conceived by you, under your direction or by you jointly with others during the course of your employment with us or within six months after the termination of your employment with us (including Inventions created outside of working hours), whether or not patentable or copyrightable, will be work made for hire and our sole property if related to our business or if created using our resources. You also agree that any copyrights and other proprietary interests in such Inventions will belong to us, and you will promptly and completely disclose and assign all those Inventions to us. You agree that, from time to time as we may request, you will sign all documents and do all other things which may be necessary to secure or establish our ownership of such Inventions and we will reimburse you for the actual and reasonable expenses you incur in this regard. Your knowledge base, experience, expertise and skillsets will belong exclusively to you and are excluded from this Agreement. Any of your Inventions which were recorded or written by you before entering into this Agreement are also excluded from this Agreement and shall belong to you provided that you do not incorporate any such Inventions into any work product created for us.

(d) The provisions of this Section 3 are for our benefit and we will have all rights and remedies to enforce such provisions. Where a provision grants rights alternatively to us or our customers, we shall determine in our sole discretion, the appropriate allocation of such rights.

4. Restrictive Covenants. You acknowledge that, as part of our management team, you will be put in a position of trust and confidence and have access to Confidential Information, including information about our operations and employees, you will be in contact with customers and prospective customers, you will participate in the preparation and submission of bids and proposals to customers and prospective customers, and you will have a role in the formulation and implementation of our strategic plans. Accordingly, for good and valuable consideration, the adequacy of which is hereby acknowledged by you, you specifically agree that it is both reasonable and essential for the protection of our business interests that you agree to the restrictions set forth in Section 5 and Section 6 below.

5. Restrictions Against Post-Employment Solicitation.

(a) If your employment is terminated for any reason, including resignation by you or termination by us, with or without Cause (see Section 8(a) below), then for a period of one (1) year immediately following the termination of your employment, you agree that you will not, on your own or on behalf of or in connection with anyone else:

(i) directly or indirectly solicit, interfere with or attempt to entice away from us, any employee of ours; or

(ii) directly or indirectly solicit, interfere with or attempt to entice away from us, for the purpose of providing services which are competitive to any services we performed in the six months prior to your termination: (x) any individual, business or entity that became a customer of ours as a result of your efforts individually or jointly, (y) any customer whom you serviced while you were employed by us if they are a then-current customer of ours, or (z) any individual, business or entity whom you solicited, or participated in soliciting, during the last twelve months that you were employed by us. You specifically agree that this subsection 5(b)(ii) is necessary to protect, among other things, the following trade secrets belonging to us: our customer list, including the names, addresses and identity of all customers who have sought to fill assignments through us within the six months prior to your termination and including the names, addresses and identity of all applicant customers of ours.

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(b) You agree that the time periods for your obligations set forth in this Section 5 will be extended beyond the time periods specified by the length of time of any breach of those obligations by you.

(c) Where any portion of this Section 5 is determined to be invalid by a court of competent jurisdiction, you and we agree that it is our mutual desire and intention that such court modify the invalid portion by making the narrowest possible change which will result in validity of the provision. Any such invalidity shall not affect the validity of any of the other portions of this Section 5 or any other part of this Agreement.

6. Restrictions Against Post-Employment Competition.

(a) If your employment is terminated for any reason, including resignation by you or termination by us, with or without Cause, then for the applicable time period set forth in subsection (b) below, you agree that you will not, within the Territory (defined below), as an employee, agent, representative, consultant, independent contractor or in any other capacity or manner whatsoever, perform services or assist another to perform services on behalf of any Competing Business (defined below), where the services you perform or assist another to perform are the same as, substantially similar to or related to the services you performed as our employee. You may not do indirectly under this provision what you are prohibited from doing directly. Accordingly, your supervision or coaching of another person who performs services which are the same as, substantially similar or related to services you performed as our employee is prohibited. So, too, is your performance of services which violate this provision even though you may perform additional services for the Competing Business which do not violate this provision.

(b) (i) If your employment is terminated by us other than for Cause and under our policy you are eligible to receive a severance package, subsection (a) above shall extend for the same period that you are eligible to receive severance payments under that package. In order to receive that package, you will be required to sign an agreement in such form as we may prescribe that will contain, among other things, a Release and Waiver of Claims and a restatement of your obligations under this Section 6. The severance payments will constitute consideration for the Release and will constitute additional consideration for the performance of your obligations under this Section 6. Any decision by you not to accept severance under our approved severance package will not affect the validity or enforceability of this Section 6.

(ii) If your employment is terminated by us other than for Cause and you are not eligible to receive a severance package, or if you resign your employment, then provided that we notify you in writing within fourteen days following your termination, subsection (a) above shall extend for so long as we pay you periodic amounts equal to one-half of the rate of base salary you were being paid at the time of your termination, for a period of time not to exceed six months; provided that we may discontinue such periodic payments at any time upon written notice to you and your obligations under subsection (a) above shall cease.

(iii) If your employment is terminated for Cause, then subsection (a) above shall extend for six months following the last date of your employment.

(c) (i) “Territory” means a fifty (50) mile radius surrounding the primary office where you are located and a fifty (50) mile radius surrounding any other Employer office over which you have supervisory responsibility or responsibility for a sales, service delivery or operations function.

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(ii) (A) If your position relates to the staffing or related services we perform for our customers, then “Competing Business” means any person, business or other enterprise which provides candidates or personnel to customers on a direct, contract or temporary basis; which provides technology and/or administration to assist in the coordination of such services provided by multiple vendors; or which provides services related to either of these.

(B) If your position relates to the engineering, design, drafting, construction management or related services we perform for our customers, then “Competing Business” means any person, business or other enterprise which provides engineering, design, drafting, construction management or related services to customers in the government sector (including the military) or in the aerospace, chemicals, refining, pipeline, power generation, telecommunications, heavy manufacturing, gas gathering and processing, life sciences or any other industry actually serviced by you.

(C) If your position relates to the information technology or related services we perform for our customers, then “Competing Business” means any person, business or other enterprise which provides systems and network support, upgrades and migrations; desk-side support; help desk support; data processing; software development or related services; or which provides technology and/or administration to assist in the coordination of staffing services provided by multiple vendors.

(D) If your position relates to a service we perform for our customers that is not described above, then “Competing Business” means any person, business or other enterprise which provides a service similar to that.

(E) If your position relates to more than one of the above types of services we perform for our customers, then “Competing Business” will include each of the above types of services to which your position relates.

(d) You agree that the time periods for your obligations set forth in this Section 6 will be extended beyond the time periods specified by the length of time of any breach of those obligations by you.

(e) Where any portion of this Section 6 is determined to be invalid by a court of competent jurisdiction, you and we agree that it is our mutual desire and intention that such court modify the invalid portion by making the narrowest possible change which will result in validity of the provision. Any such invalidity shall not affect the validity of any of the other portions of this Section 6 or any other part of this Agreement.

7. Survival of Certain Provision; Remedies. You and we specifically agree that Sections 3, 4, 5, 6, 7, 9, 10 and 11 of this Agreement are considered as agreements independent of any other provisions of this Agreement and that they will survive, and be enforceable following, termination of this Agreement or your employment hereunder. Also, you and we agree that the existence of a claim which you might allege against us, whether based on this Agreement or otherwise, will not prevent us from enforcing these provisions. Further, you and we both recognize that, if the above provisions are violated, remedies which would typically be available to us for contract breach would be inadequate. Therefore, you and we agree that we will have the right to obtain injunctive or other equitable relief against you, and any other person who may be involved or connected with you, in the event that these provisions are breached. These rights will be in addition to any other rights which we may have under law.

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In the event that we institute legal action against you to enforce any of Sections 3, 4, 5 or 6, the prevailing party in such action will be entitled to recover its attorneys’ fees from the other party.

At or prior to the Effective Date of this Agreement, we advised you of the terms and conditions set forth in this Agreement and that they would be embodied in this written Agreement, and you acknowledge that you did then agree to accept such terms and conditions and to execute this Agreement as a condition of your employment.

8. Termination. This Agreement may be terminated in any of the following three ways:

(a) We will have the right at any time to terminate this Agreement for Cause. “Cause” includes, but is not limited to, the following: (1) a material breach by you of any provision of this Agreement; (2) rendering services while under the influence of alcohol or illegal drugs (moderate consumption of alcohol at events sponsored by us will not constitute a violation of this provision); (3) your performing any act of dishonesty in rendering services hereunder, including falsification of records, expense accounts and other reports, etc.; (4) your conviction, whether by judgment or plea, of any crime which constitutes a felony or misdemeanor offense involving violence, fraud, embezzlement, theft or other dishonesty; (5) your violation of any law or agreement which results in the entry of a judgment or order enjoining or preventing you from such activities as are essential for you to perform your services under this Agreement; (6) your violation of any of our policies which provide for termination of employment as a possible consequence of such violation; (7) conduct engaged in by you which is injurious (other than to an immaterial extent) to us; (8) our receipt of reliable information from any source of your entering into or intending to enter into competition with us; or (9) insubordination, defined as repeated or serious refusal to comply with the instructions of your superior(s). In the event that this Agreement is terminated for Cause, you will be paid your salary and bonus through the date of termination.

(b) You and we agree that your employment with us is on an at-will basis. Accordingly, in addition to our right, described above, to terminate your employment for Cause, you or we may terminate your employment at any time without Cause, for any reason whatsoever, and without being required to specify a reason for the termination to the other. For such terminations, both you and we do agree, however, to give the other fourteen (14) calendar days’ advance notice (“Notice Period”) of such termination. Regardless of which party gives this notice, we will have the option of terminating your services at any time prior to the date of termination set forth in such notice provided, however, that in such event we will pay your pro rated compensation (but not benefits) for the Notice Period.

(c) Your employment will automatically terminate upon your death and may be terminated by us if it is determined that you are unable to perform your job due to a disability (i.e., your suffering from an injury, illness or impairment such that you are unable to perform the essential functions of your job after reasonable accommodation for a period in excess of that permissible under applicable state or federal law).

9. Validity of Terms. If any term or provision of this Agreement shall be held void, illegal, unenforceable or in conflict with any federal, state or local law applicable to this Agreement, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby.

10. Waiver of Jury Trial. Each party agrees to waive any right it may have to a jury trial with respect to any dispute, statutory or common law claim against the other that it may have now or that it may have in the future relating to unlawful discrimination, harassment, any of the terms and conditions of employment (including but not limited to hiring, promotion, pay and termination

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decisions) or any other dispute whatsoever. This jury waiver includes, but is not limited to, any of the claims under the Age Discrimination in Employment Act. Each party agrees that any claim it may wish to assert in a lawsuit or other case filed in court will be heard by a judge of the court, who will decide the case without a jury. You understand that you would not be hired and/or remain employed by us absent your signing this waiver.

11. Other Agreements. By signing this Agreement, you represent and warrant to us that you are not bound by any other agreement, written or oral, which would preclude you from entering into this Agreement. You also represent that you will not utilize, in connection with your employment under this Agreement, any materials which may be construed to be confidential to a competitor of ours. In the event of a breach by you of this provision which results in damage to us, you agree to indemnify and hold us harmless with respect to such damage and its associated costs, including reasonable attorneys fees. You also agree that such breach will warrant a termination of your employment for Cause.

12. Amendment. This Agreement can be changed through a written amendment signed by both parties hereto. This Agreement can also be changed by our giving you written notice of the change at least one week prior to the effective date of the change. If you continue to work for us after the effective date of the change, this Agreement will be deemed to have been changed as stated in such prior written notice.

13. Entire Agreement. The General Information, these Terms and Conditions, the agreed upon compensation and benefits terms, together with any schedules or exhibits which are specifically included set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written with respect to the subject matter hereto.

You acknowledge that you have read and understand all of the provisions of this Agreement and that such provisions, specifically including but not limited to the Restrictive Covenants and Termination provisions, are reasonable and you agree to be bound by them.

You and we have executed this Agreement, intending to be legally bound by it.

EMPLOYER		EMPLOYEE

By:	/s/ ROGER H. BALLOU		/s/ MARK A. KERSCHNER

Print Name:		Print Name:	Mark A. Kerschner

Date:	9/06/05	Date:	9/4/05

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